EXHIBIT 12.1

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges is as follows:

	2007		2006		2005		2004		2003

Earnings:
Income (loss) from continuing operations before provision for income taxes and cumulative effect of accounting change	$745,465		$352,816		$214,410		$103,120		$(63,434)

Minority interest	-		-		-		-		(2,893)

Equity in undistributed earnings (losses) of affiliates	377		3,382		253		4,885		(706)

Interest expense	22,520		24,629		31,820		36,066		18,993

Portion of rents representative of the interest factor	22,292		17,318		11,019		16,317		15,810

	$790,654		$398,145		$257,502		$160,388		$(32,230)
Fixed charges:
Interest expense, including amount capitalized	28,478		$27,689		$33,721		$37,039		$20,591

Portion of rents representative of the interest factor	22,292		17,318		11,019		16,317		15,810

	$50,770		$45,007		$44,740		$53,356		$36,401

Ratio of earnings to fixed charges	15.57	x	8.85	x	5.76	x	3.01	x	-

Earnings were inadequate to cover fixed charges for the year ended December 31, 2003 by $68,631.